Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Paul K. Suijk
Senior Vice President and CFO
(804) 287-5694

CADMUS COMMUNICATIONS COMPLETES REFINANCING OF BANK CREDIT FACILITY

RICHMOND, VA (January 28, 2004) — Cadmus Communications Corporation (Nasdaq/NM: CDMS) today announced the successful completion of the refinancing of its bank credit facility, which was to mature on March 31, 2004. The senior secured bank credit facility provides for a $100 million revolving credit facility that will mature in January 2008.

The facility enhances the Company’s ability to execute growth strategies by revising certain leverage covenants and permitting greater flexibility for the Company to make acquisitions and repay or refinance subordinated debt. The Company also terminated its accounts receivable securitization program concurrently with the refinancing. The senior secured bank credit facility will not be rated by Moody’s Investors Service or Standard and Poor’s, as the bank group did not require a rating for this facility. Both ratings agencies will continue to rate the Company’s $125 million 9.75% senior subordinated notes, due in 2009.

Paul K. Suijk, senior vice president and chief financial officer, remarked, “We appreciate the support of our bank group and the confidence they have in our operational and financial performance and our strategic direction. This facility will provide sufficient liquidity to meet our operating requirements for capital expenditures and working capital and support accelerated growth and entry into new content-rich markets.”

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the world’s largest provider of content management and production services to scientific, technical and medical journal publishers, the fourth largest periodicals printer in North America, and a leading provider of specialty packaging and promotional printing services. Additional information about Cadmus is available at www.cadmus.com.

Statements contained in this release relating to Cadmus’ future prospects and performance are “forward-looking statements” that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the overall economic environment, (2) the equity market performance and interest rate environment, which can impact our pension liability, (3) our ability to develop and market new capabilities and services to take advantage of technology changes in the publishing process, especially for scientific, technical and medical journals, (4) significant price pressure in the markets in which we compete, (5) the loss of significant customers or the decrease in demand from customers, (6) our ability to continue to obtain improved efficiencies and lower production costs, (7) the financial condition and ability to pay of certain customers, (8) the impact of industry consolidation among key customers, and (9) our ability to operate effectively in markets outside of North America. Other risk factors are detailed from time to time in our other Securities and Exchange Commission filings. The information provided in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.